September 5, 2021

Jessica Bast

VIA EMAIL

Dear Jessica,

I am very pleased to offer you the opportunity of Chief Financial Officer of General Cannabis Corp. The following information outlines the terms of the employment offer:

Start Date: September 6, 2021
Title: Chief Financial Officer
Reporting to: Adam Hershey, Interim CEO
Base Salary: $165,000 annually, to be paid bi-weekly (unchanged from current salary)
Bonus Potential: 10% guaranteed minimum ($16,500), additional at the discretion of the Board

Stock Options:

●	All current options vest immediately; however, lock up until the one-year anniversary of the date hereof (as well as subject to customary black-out periods)
●	Exercise price to be closing price as of 9-3; except 4/22/2020 tranche of 34,880 to remain with $0.39 exercise price
●	Expiration of all options to be the later of (i) December 31, 2024 or (ii) existing term
●	Participation in Company stock option plan

Work Schedule: Flexible as to physical office; must be available to come to office when needed

Location: Denver

Benefits:

●	Medical, dental, vision insurance (same as current)
●	Short-term disability and life insurance
●	401K Plan (same as current)
●	Paid time off per company policy

This letter does not constitute a guarantee or contract of employment, and employment is at-will. Accordingly, subject to the provisions described herein, you or the Company may terminate employment for any or no reason. Employment continues to be subject to our policies, procedures, and handbook, subject to revisions from time to time.

Congratulations and we look forward to continuing to work with you in your new role!

Sincerely,

Adam Hershey
Interim CEO, General Cannabis Corp

Agreed and Accepted:

_____________________________

Jessica Bast